Exhibit 99.1
SafeStitch Medical, Inc. has new stock symbol “SFES”
In conjunction with the official name change to SafeStitch Medical Inc. from Cellular Technical
Services Company, a new stock symbol has been issued.
     On November 13, 2007, the stockholders of Cellular Technical Services Company, Inc., voted to change the company’s name to SafeStitch Medical, Inc. (the “Company” or “SafeStitch”). In connection with the name change, the Company’s symbol on the OTCBB will change from “CTSC” to its new symbol “SFES”, and the Company will begin trading under the new symbol on Monday, February 11, 2008.
     SafeStitch Medical, Inc. is a medical device company developing endoscopic and minimally invasive surgical devices. The Company is headquartered in Miami, Florida, and has a research and development office in Omaha, Nebraska. Information about the Company may also be found on its new website at www.safestitch.com.
     “We are excited that the name change and symbol change has been completed,” says Dr. Phillip Frost, SafeStitch Medical’s largest shareholder.
     “The development of SafeStitch’s product portfolio is moving on target,” says Dr. Stewart Davis, SafeStitch COO. “We expect to be in human clinical trials this year with our gastroplasty device.”
     SafeStitch Medical’s product portfolio includes a device for endoscopic bariatric surgery (obesity surgery) and endoscopic repair of gastroesophageal reflux disorder (GERD), as well as an endoscopic device for excision and diagnosis of Barrett’s esophagus. The company also plans to market a standard bite block, as well as the first airway bite block, to be used during endoscopy, and is pioneering the Smart Dilator for esophageal strictures. SafeStitch Medical is also developing products for hernia repair and natural orifice transluminal endoscopic surgery (NOTES).
     This press release contains “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), regarding product development efforts and other non-historical facts about our expectations, beliefs or intentions regarding our business, technologies and products, financial condition, strategies or prospects. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described in our filings with the Securities and Exchange Commission, as well as risks inherent in funding, developing and obtaining regulatory approvals of new, commercially-viable and competitive products and treatments. In addition, forward-looking statements may also be adversely affected by general market factors, competitive product development, product availability, federal and state regulations and legislation, the regulatory process for new products and indications, manufacturing issues that may arise, and patent positions and litigation, among other factors. We do not undertake any obligation to update forward-looking statements. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.